EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (333-215083) on Amendment No. 4 to Form S-1 of our report dated March 24, 2017, relating to the financial statements of IASO BioMed, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Denver, Colorado

April 11, 2017